News Release For Release July 23, 2025 9:00 A.M.

Contact: (803) 951- 2265 D. Shawn Jordan, EVP & Chief Financial Officer or Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Record Earnings and Increased Cash Dividend

Highlights for Second Quarter of 2025

•	Net income of $5.186 million during the second quarter of 2025, an increase of 29.7% on a linked quarter basis, and 58.8% year-over-year.
•	Net income for the six months ended June 30, 2025 of $9.183 million, a 56.7% increase over the same time period in 2024.
•	Diluted EPS of $0.67 per common share for the second quarter of 2025, an increase of 31.4% on a linked quarter basis and 59.5% year-over-year.
•	Diluted EPS of $1.18 per common share for the six months ended June 30, 2025, an increase of 55.3% over the same time period in 2024.
•	Net interest margin on a tax equivalent basis of 3.21% with margin expansion of eight basis points during the second quarter of 2025.
•	Assets under management (AUM) exceeded $1 billion for the first time and were a record $1.011 billion at June 30, 2025, a 9.1 % increase year-to-date through June 30, 2025. Investment advisory revenue was $1.751 million during the second quarter of 2025.
•	Mortgage line of business total production was a record $62.9 million during the second quarter of 2025 with fee revenue of $879 thousand.
•	Total loans increased by $8.1 million during the second quarter of 2025, an annualized growth rate of 2.6%. Year-to-date through June 30, 2025, loans increased by $39.5 million, an annualized growth rate of 6.5%
•	Total deposits were $1.754 billion and customer deposits (excludes brokered CDs) were $1.744 billion at June 30, 2025. Customer deposit growth was $28.3 million during the second quarter of 2025, a 6.6% annualized growth rate, and $78.1 million year-to-date through June 30, 2025, a 9.5% annualized growth rate.
•	Excellent key credit quality metrics with net charge-offs, including overdrafts, during the second quarter of 2025 of $10 thousand; net loan recoveries, excluding overdrafts, during the quarter of $5 thousand; non-performing assets of 0.02%; and past due loans of 0.02% at June 30, 2025.
•	Increased cash dividend to $0.16 per common share, which is the 94th consecutive quarter of cash dividends paid to common shareholders.
•	Announced the signing of an agreement to acquire Signature Bank of Georgia.

Lexington, SC – July 23, 2025 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2025 of $5.186 million as compared to $3.997 million in the first quarter of 2025 and $3.265 million in the second quarter of 2024. Diluted earnings per common share were $0.67 for the second quarter of 2025 as compared to $0.51 in the first quarter of 2025 and $0.42 for the second quarter of 2024.

Year-to-date through June 30, 2025, net income was $9.183 million compared to $5.862 million during the first six months of 2024. Diluted earnings per share for the first half of 2025 were $1.18, compared to $0.76 during the same time period in 2024.

Cash Dividend and Capital

The Board of Directors approved an increased cash dividend for the second quarter of 2025. The company will pay a $0.16 per share dividend to holders of the company’s common stock. This dividend is payable August 19, 2025 to shareholders of record as of August 5, 2025. First Community Corporation President and CEO Mike Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 94th consecutive quarter.”

As previously announced on May 9, 2025, the Company’s Board of Directors approved a plan to utilize up to $7.5 million of capital to repurchase shares of its common stock, which represented approximately 5.0% of total shareholders’ equity as of March 31, 2025. This new share repurchase plan expires on May 8, 2026. Under the repurchase plan, the Company may repurchase shares from time to time. No shares have been repurchased under this plan. Mr. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2025, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.44%, 13.04%, and 14.10%, respectively. This compares to the same ratios as of June 30, 2024 of 8.44%, 12.56%, and 13.62%, respectively. As of June 30, 2025, the bank’s Common Equity Tier I ratio was 13.04% compared to 12.56% at June 30, 2024. The Company’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.92% at June 30, 2025, compared to 6.66% at March 31, 2025 and 6.47% at June 30, 2024.

Tangible Book Value (TBV) per share increased during the second quarter to $18.28 per share at June 30, 2025, from $17.56 per share as of March 31, 2025 and $15.85 as of June 30, 2024.

Loan Portfolio Quality/Allowance for Credit Losses

The company’s asset quality metrics as of June 30, 2025 were excellent. The non-performing assets ratio as of June 30, 2025 was 0.02% and the total past dues ratio was 0.02%. Non-accrual loans were $210 thousand, which is 0.02% of total loans, at June 30, 2025. During the second quarter of 2025, the bank had net charge-offs, including overdrafts, of $10 thousand and net loan recoveries, excluding overdrafts, of $5 thousand. Year-to-date through June 30, 2025, net recoveries, including overdrafts, were $1 thousand and net loan recoveries, excluding overdrafts, were $19 thousand. The ratio of classified loans plus OREO now stands at 0.82% of total bank regulatory risk-based capital as of June 30, 2025. At June 30, 2025, the company had $194 thousand in OREO compared to $437 thousand the prior quarter.

The allowance for credit losses (ACL) on loans as a percentage of total loans declined to 1.06% at June 30, 2025, from 1.09% at March 31, 2025, due to a three basis points reduction in our ACL qualitative factors primarily related to improvements in external forecasts for the probability of a United States recession.

Balance Sheet

Total loans increased during the second quarter of 2025 by $8.1 million, which is an annualized growth rate of 2.6%. Commercial loan production was $46.3 million and advances from unfunded commercial construction loans available for draws were $14.8 million during the second quarter of 2025. This compares to $53.6 million and $9.0 million, respectively on a linked quarter basis. Loan payoffs and paydowns were up 126.3% on a linked quarter basis. Loan yields increased in the second quarter of 2025 to 5.77% from 5.71% in the first quarter of the year. First Community Bank President and CEO Ted Nissen noted, “Loan production continued strong in the second quarter, but was significantly offset by much higher loan payoffs during the quarter. We are pleased that our annualized growth rate for loans is still solid at 6.5% and we see positive momentum going into the third quarter.”

Total deposits were $1.754 billion at June 30, 2025 compared to $1.726 billion at March 31, 2025, an increase of $28.3 million, a 6.6% annualized growth rate. Pure deposits, which are defined as total deposits less certificates of deposit, increased $23.0 million during the second quarter of 2025, to $1.437 billion at June 30, 2025, a 6.5% annualized growth rate. Non-interest bearing accounts increased $7.0 million to $475.9 million during the quarter and at June 30, 2025 represented 27.1% of total deposits. This compares to 27.2% as of March 31, 2025. The average balance of all customer deposit accounts as of June 30, 2025 was $31,119. The average balance for consumer accounts was $16,138 and for non-consumer accounts was $70,257. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $103.6 million at June 30, 2025, compared to $129.8 million at March 31, 2025 and $59.3 million at June 30, 2024. All of the above point to the granularity and the quality of the bank’s deposit franchise.

Costs of deposits decreased on a linked quarter basis to 1.82% in the second quarter of 2025 from 1.85% in the first quarter of 2025. Cost of funds decreased on a linked quarter basis to 1.91% in the second quarter of 2025 from 1.94% in the first quarter of 2025. Mr. Nissen commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the second quarter of 2025, we saw growth in total deposits, pure deposits and non-interest bearing deposits. While customer cash management accounts were down on a linked quarter due to seasonality in those deposits, they were up 74.8% year-over-year. In addition, with this growth, we were still able to continue to proactively manage the pricing of our interest-bearing deposit products and saw a decrease in the cost of deposits and cost of funds during the second quarter of 2025.”

The bank has short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $151.3 million at June 30, 2025 compared to $173.2 million at March 31, 2025. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $77.5 million with three financial institutions and $10.0 million through the Federal Reserve Discount Window. The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets, subject to collateral requirements. There were no borrowings against the above lines of credit as of June 30, 2025.

The investment portfolio was $507.3 million at June 30, 2025 compared to $495.7 million at March 31, 2025 with a yield of 3.43% in the second quarter of 2025. The effective duration of the total investment portfolio is relatively low at 3.3. Accumulated other comprehensive loss (AOCL) improved to $21.9 million at June 30, 2025 from $23.0 million at March 31, 2025. During the second quarter of 2025, the company purchased four fixed rate agency mortgage-backed security bonds (MBS) totaling $20.0 million with a purchase yield of 4.78% and entered into a $19.8 million amortizing notional amount pay-fixed/receive-floating interest rate swap, which was designated as a fair value hedge. This transaction was part of a hedging strategy which converts these fixed rate agency MBS bonds to synthetic floaters. The company pays a fixed rate of 3.67% and receives overnight SOFR.

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $15.3 million for the second quarter of 2025 compared to first quarter of 2025 net interest income of $14.4 million and $12.7 million for the second quarter of 2024. Second quarter of 2025 net interest margin, on a tax equivalent basis, was 3.21% compared to 3.13% in the first quarter of the year, up eight basis points on a linked quarter.

Effective May 5, 2023, the company entered into a pay-fixed swap agreement with an initial notional amount of $150.0 million ($149.8 million as of June 30, 2025), designated as a fair value hedge for fixed rate loans in the closed loan portfolio. The swap converts these loans to a synthetic floating SOFR rate, with the company paying a fixed 3.58% and receiving overnight SOFR through maturity on May 5, 2026. This interest rate swap positively impacted interest on loans by $284 thousand during the second quarter of 2025 and $571 thousand year-to-date through June 30, 2025. Loan yields and net interest margin both benefitted from this interest rate swap with increases of nine basis points and six basis points respectively during the second quarter of 2025 and 10 basis points and six basis points respectively, year-to-date through June 30, 2025.

Non-Interest Income

Non-interest income in the second quarter of 2025 was $4.206 million, compared to $3.982 million in the first quarter of 2025 and $3.642 million in the second quarter of 2024, an increase of 5.6% and 15.5%, respectively.

Total production in the mortgage line of business in the second quarter of 2025 was $62.9 million which was comprised of $31.9 million in secondary market loans, $5.7 million in adjustable rate mortgages (ARMs) and $25.3 million in construction loans. Fee revenue from the mortgage line of business was $879 thousand for the second quarter of 2025 which includes $876 thousand associated with the secondary market loans with a gain-on-sale margin of 2.74%. This compares to production year-over-year of $49.0 million which was comprised of $22.7 million in secondary market loans, $14.6 million in ARMs, and $11.7 million in construction loans. Fee revenue associated with the secondary market loans in the second quarter of 2024 was $655 thousand with a gain-on-sale margin of 2.89%. Mr. Nissen noted, “Mortgage loan production was strong in the second quarter of the year, especially the demand for secondary market and construction loans.”

Total assets under management (AUM) in the investment advisory line of business were $1.011 billion at June 30, 2025 from $892.8 million at March 31, 2025 and $926.0 million at December 31, 2024. This record setting AUM is driven by a combination of net new asset growth and market appreciation. Revenue in this line of business was $1.751 million in the second quarter of 2025, compared to $1.806 million at March 31, 2025 and $1.508 million in the second quarter of 2024.

During the second quarter of 2025, the company realized a $127 thousand gain on the sale of other real estate owned property.

Non-Interest Expense

Non-interest expense was $13.083 million in the second quarter of 2025 an increase of $329 thousand over the first quarter of the year. During the second quarter of 2025, the company recognized $234 thousand in expenses related to its planned acquisition of Signature Bank of Georgia which was announced on July 14, 2025 and is discussed in more detail below. Salaries and benefits expense increased $403 thousand on a linked quarter due to higher variable compensation expenses in the mortgage and financial planning lines of business, higher incentive accruals and payroll taxes related to higher performance, and the full quarter impact of annual increases for exempt employees which were effective on March 1, 2025. Marketing and public relations expenses were down $306 thousand in the second quarter of 2025 due to planned lower media expenses and marketing activities during the quarter. The Other expense category decreased $70 thousand on a linked quarter basis due to lower professional and legal expenses (non-acquisition related) compared to the first quarter of 2025. Other real estate expenses were up $98 thousand in the second quarter of 2025 due to a write down of an OREO property.

Other

As previously announced, on July 13, 2025, the company entered into an agreement to acquire Signature Bank of Georgia. This planned acquisition will provide the company with a presence in the exciting Atlanta area as well as the addition of an SBA lending line of business. Mr. Crapps noted, “This expansion into a new market and the addition of a new line of business are two key initiatives that we have been diligently working towards.” It is anticipated that the financial closing will be early in the first quarter of 2026 with the operational conversion to follow later in the first or early second quarter of 2026.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) the possibility that the planned acquisition of Signature Bank of Georgia may not be completed in a timely manner or at all; (2) failure to obtain required shareholder or regulatory approvals in connection with the planned acquisition; (3) the risk that anticipated cost savings or other expected benefits of the planned acquisition may not be realized; (4) potential disruption to client or employee relationships as a result of the planned acquisition; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (7) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (8) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (9) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (10) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (11) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (12) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (13) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (14) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (15) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

ADDITIONAL INFORMATION ABOUT THE ACQUISITION AND WHERE TO FIND IT

First Community intends to file with the SEC a registration statement on Form S-4 containing a joint proxy statement of First Community and Signature Bank of Georgia and a prospectus of First Community, and First Community will file other documents with respect to the proposed acquisition. A definitive joint proxy statement/prospectus will be mailed to shareholders of both First Community and Signature Bank of Georgia. Investors and shareholders of First Community and Signature Bank of Georgia are urged to read the entire joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and shareholders will be able to obtain free copies of the registration statement and joint proxy statement/prospectus (when available) and other documents filed with the SEC by First Community through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by First Community will be available free of charge on First Community’s internet website or by contacting First Community.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of such jurisdiction.

First Community, Signature Bank of Georgia, and each company’s respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed merger. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Total Assets	$2,046,265	$2,039,371	$1,958,021	$1,943,548	$1,884,844
Other Short-term Investments and CD’s1	151,323	173,246	123,455	144,354	86,172
Investment Securities
Investments Held-to-Maturity	201,761	205,819	209,436	212,243	213,706
Investments Available-for-Sale	302,627	286,944	279,582	269,553	269,918
Other Investments at Cost	2,894	2,894	2,679	5,054	5,029
Total Investment Securities	507,282	495,657	491,697	486,850	488,653
Loans Held-for-Sale	10,975	7,052	9,662	3,935	6,701
Loans	1,260,055	1,251,980	1,220,542	1,196,659	1,189,189
Allowance for Credit Losses - Investments	19	24	23	24	27
Allowance for Credit Losses - Loans	13,330	13,608	13,135	12,933	12,932
Allowance for Credit Losses - Unfunded Commitments	490	455	480	409	490
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	368	407	446	486	525
Total Deposits	1,754,041	1,725,718	1,675,901	1,644,064	1,604,528
Securities Sold Under Agreements to Repurchase	103,640	129,812	103,110	66,933	59,286
Federal Funds Purchased	—	—	—	3,656	—
Federal Home Loan Bank Advances	—	—	—	50,000	50,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(21,863)	(22,973)	(25,459)	(23,223)	(27,288)
Shareholders’ Equity	155,500	149,959	144,494	143,312	136,179

Book Value Per Common Share	$20.23	$19.52	$18.90	$18.76	$17.84
Tangible Book Value Per Common Share (non-GAAP)	$18.28	$17.56	$16.93	$16.78	$15.85
Equity to Assets	7.60%	7.35%	7.38%	7.37%	7.22%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	6.92%	6.66%	6.66%	6.65%	6.47%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	72.46%	72.96%	73.41%	73.03%	74.53%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	71.84%	72.55%	72.83%	72.79%	74.11%
Allowance for Credit Losses - Loans/Loans	1.06%	1.09%	1.08%	1.08%	1.09%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.44%	8.45%	8.40%	8.39%	8.44%
Tier 1 Capital Ratio	13.04%	12.90%	12.87%	12.93%	12.56%
Total Capital Ratio	14.10%	13.99%	13.94%	14.00%	13.62%
Common Equity Tier 1 Capital Ratio	13.04%	12.90%	12.87%	12.93%	12.56%
Tier 1 Regulatory Capital	$171,611	$167,673	$164,397	$161,058	$158,080
Total Regulatory Capital	$185,450	$181,759	$178,034	$174,423	$171,529
Common Equity Tier 1 Capital	$171,611	$167,673	$164,397	$161,058	$158,080

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Average Total Assets	$2,033,216	$1,862,009	$2,007,497	$1,859,862
Average Loans (Includes Loans Held-for-Sale)	1,263,027	1,178,342	1,251,192	1,163,803
Average Investment Securities	505,473	491,187	498,868	495,277
Average Short-term Investments and CDs[1]	155,879	79,996	148,287	88,674
Average Earning Assets	1,924,379	1,749,525	1,898,347	1,747,754
Average Deposits	1,737,259	1,569,939	1,703,526	1,545,669
Average Other Borrowings	125,197	139,165	135,414	162,461
Average Shareholders’ Equity	152,097	133,729	149,432	132,855

Asset Quality:	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Loan Risk Rating by Category (End of Period)
Special Mention	$2,506	$2,357	$921	$672	$673
Substandard	1,323	1,333	1,341	1,455	1,528
Doubtful	—	—	—	—	—
Pass	1,256,226	1,248,290	1,218,280	1,194,532	1,186,988
Total Loans	$1,260,055	$1,251,980	$1,220,542	$1,196,659	$1,189,189
Nonperforming Assets
Non-accrual Loans	$210	$215	$219	$119	$173
Other Real Estate Owned and Repossessed Assets	194	437	543	544	544
Accruing Loans Past Due 90 Days or More	66	6	48	211	—
Total Nonperforming Assets	$470	$658	$810	$874	$717

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Loans Charged-off	$3	$6	$3	$31
Overdrafts Charged-off	19	10	28	36
Loan Recoveries	(8)	(7)	(22)	(33)
Overdraft Recoveries	(4)	(4)	(10)	(6)
Net Charge-offs (Recoveries)	$10	$5	$(1)	$28
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	0.00%	(0.00%)	0.00%

1 Includes federal funds sold and interest-bearing deposits

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2025	2024	2025	2024	2025	2024

Interest income	$24,173	$21,931	$23,082	$21,256	$47,255	$43,187
Interest expense	8,849	9,237	8,692	9,179	17,541	18,416
Net interest income	15,324	12,694	14,390	12,077	29,714	24,771
(Release of) provision for credit losses	(237)	454	437	129	200	583
Net interest income after (release of) provision for credit losses	15,561	12,240	13,953	11,948	29,514	24,188
Non-interest income
Deposit service charges	224	235	221	259	445	494
Mortgage banking income	879	659	759	425	1,638	1,084
Investment advisory fees and non-deposit commissions	1,751	1,508	1,806	1,358	3,557	2,866
Gain on sale of other assets	127	—	—	—	127	—
Other non-recurring income	—	95	—	—	—	95
Other	1,225	1,145	1,196	1,142	2,421	2,287
Total non-interest income	4,206	3,642	3,982	3,184	8,188	6,826
Non-interest expense
Salaries and employee benefits	8,060	7,303	7,657	7,101	15,717	14,404
Occupancy	772	738	777	790	1,549	1,528
Equipment	390	317	390	330	780	647
Marketing and public relations	208	258	514	566	722	824
FDIC assessment	274	302	300	278	574	580
Other real estate (income) expenses	110	90	12	12	122	102
Amortization of intangibles	40	39	39	39	79	78
Merger expenses	234	—	—	—	234	—
Other	2,995	2,796	3,065	2,689	6,060	5,485
Total non-interest expense	13,083	11,843	12,754	11,805	25,837	23,648
Income before taxes	6,684	4,039	5,181	3,327	11,865	7,366
Income tax expense	1,498	774	1,184	730	2,682	1,504
Net income	$5,186	$3,265	$3,997	$2,597	$9,183	$5,862

Per share data
Net income, basic	$0.68	$0.43	$0.52	$0.34	$1.20	$0.77
Net income, diluted	$0.67	$0.42	$0.51	$0.34	$1.18	$0.76

Average number of shares outstanding - basic	7,663,964	7,617,266	7,647,537	7,600,450	7,665,796	7,608,232
Average number of shares outstanding - diluted	7,786,757	7,695,476	7,767,978	7,679,771	7,775,231	7,684,913
Shares outstanding period end	7,685,754	7,635,145	7,681,601	7,629,005	7,685,754	7,635,145

Return on average assets	1.02%	0.71%	0.82%	0.56%	0.92%	0.63%
Return on average common equity	13.68%	9.82%	11.05%	7.91%	12.39%	8.87%
Return on average tangible common equity (non-GAAP)	15.18%	11.08%	12.31%	8.95%	13.78%	10.02%
Net interest margin (non taxable equivalent)	3.19%	2.92%	3.12%	2.78%	3.16%	2.85%
Net interest margin (taxable equivalent)	3.21%	2.93%	3.13%	2.79%	3.17%	2.86%
Efficiency ratio[1]	66.04%	72.75%	69.23%	77.15%	67.59%	74.88%

[1]	Calculated by dividing non-interest expense excluding merger expenses by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Three months ended June 30, 2025			Three months ended June 30, 2024
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,263,027	$18,174	5.77%	$1,178,342	$16,400	5.60%
Non-taxable securities	46,160	344	2.99%	48,982	359	2.95%
Taxable securities	459,313	3,976	3.47%	442,205	4,114	3.74%
Int bearing deposits in other banks	155,861	1,679	4.32%	79,956	1,057	5.32%
Fed funds sold	18	—	0.00%	40	1	10.05%
Total earning assets	$1,924,379	$24,173	5.04%	$1,749,525	$21,931	5.04%
Cash and due from banks	25,103			23,636
Premises and equipment	29,732			30,469
Goodwill and other intangibles	15,024			15,181
Other assets	52,594			55,810
Allowance for credit losses - investments	(24)			(29)
Allowance for credit losses - loans	(13,592)			(12,583)
Total assets	$2,033,216			$1,862,009

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$347,536	$1,064	1.23%	$303,825	$809	1.07%
Money market accounts	460,865	3,494	3.04%	400,656	3,344	3.36%
Savings deposits	110,193	73	0.27%	113,620	113	0.40%
Time deposits	343,998	3,268	3.81%	308,164	3,454	4.51%
Fed funds purchased	—	—	NA	6	—	0.00%
Securities sold under agreements to repurchase	110,233	681	2.48%	68,591	497	2.91%
FHLB Advances	—	—	NA	55,604	712	5.15%
Other long-term debt	14,964	269	7.21%	14,964	308	8.28%
Total interest-bearing liabilities	$1,387,789	$8,849	2.56%	$1,265,430	$9,237	2.94%
Demand deposits	474,667			443,674
Allowance for credit losses - unfunded commitments	455			512
Other liabilities	18,208			18,664
Shareholders’ equity	152,097			133,729
Total liabilities and shareholders’ equity	$2,033,216			$1,862,009

Cost of deposits, including demand deposits			1.82%			1.98%
Cost of funds, including demand deposits			1.91%			2.17%
Net interest spread			2.48%			2.10%
Net interest income/margin		$15,324	3.19%		$12,694	2.92%
Net interest income/margin (tax equivalent)		$15,377	3.21%		$12,733	2.93%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Six months ended June 30, 2025			Six months ended June 30, 2024
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,251,192	$35,618	5.74%	$1,163,803	$31,951	5.52%
Non-taxable securities	46,571	687	2.97%	49,119	716	2.93%
Taxable securities	452,297	7,783	3.47%	446,158	8,303	3.74%
Int bearing deposits in other banks	148,247	3,166	4.31%	88,623	2,216	5.03%
Fed funds sold	40	1	5.04%	51	1	3.94%
Total earning assets	$1,898,347	$47,255	5.02%	$1,747,754	$43,187	4.97%
Cash and due from banks	24,868			24,010
Premises and equipment	29,802			30,471
Goodwill and other intangibles	15,043			15,201
Other assets	52,866			54,925
Allowance for credit losses - investments	(23)			(29)
Allowance for credit losses - loans	(13,406)			(12,470)
Total assets	$2,007,497			$1,859,862

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$339,760	$2,029	1.20%	$297,295	$1,487	1.01%
Money market accounts	450,630	6,813	3.05%	403,917	6,729	3.35%
Savings deposits	111,624	153	0.28%	114,999	227	0.40%
Time deposits	338,835	6,514	3.88%	296,049	6,480	4.40%
Fed funds purchased	1	—	0.00%	4	—	0.00%
Securities sold under agreements to repurchase	120,449	1,494	2.50%	77,823	1,106	2.86%
FHLB Advances	—	—	NA	69,670	1,770	5.11%
Other long-term debt	14,964	538	7.25%	14,964	617	8.29%
Total interest-bearing liabilities	$1,376,263	$17,541	2.57%	$1,274,721	$18,416	2.91%
Demand deposits	462,677			433,409
Allowance for credit losses - unfunded commitments	467			554
Other liabilities	18,658			18,323
Shareholders’ equity	149,432			132,855
Total liabilities and shareholders’ equity	$2,007,497			$1,859,862

Cost of deposits, including demand deposits			1.84%			1.94%
Cost of funds, including demand deposits			1.92%			2.17%
Net interest spread			2.45%			2.06%
Net interest income/margin		$29,714	3.16%		$24,771	2.85%
Net interest income/margin (tax equivalent)		$29,818	3.17%		$24,850	2.86%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible book value per common share	2025	2025	2024	2024	2024
Tangible common equity per common share (non-GAAP)	$18.28	$17.56	$16.93	$16.78	$15.85
Effect to adjust for intangible assets	1.95	1.96	1.97	1.98	1.99
Book value per common share (GAAP)	$20.23	$19.52	$18.90	$18.76	$17.84
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.92%	6.66%	6.66%	6.65%	6.47%
Effect to adjust for intangible assets	0.68%	0.69%	0.72%	0.72%	0.75%
Common equity to assets (GAAP)	7.60%	7.35%	7.38%	7.37%	7.22%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2025	2024	2025	2024	2025	2024
Return on average tangible common equity (non-GAAP)	15.18%	11.08%	12.31%	8.95%	13.78%	10.02%
Effect to adjust for intangible assets	(1.50)%	(1.26)%	(1.26)%	(1.04)%	(1.39)%	(1.15)%
Return on average common equity (GAAP)	13.68%	9.82%	11.05%	7.91%	12.39%	8.87%

	Three months ended			Six months ended
Pre-tax, pre-provision earnings	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2025	2024
Pre-tax, pre-provision earnings (non-GAAP)	$6,447	$5,618	$4,493	$12,065	$7,949
Effect to adjust for pre-tax, pre-provision earnings	(1,261)	(1,621)	(1,228)	(2,882)	(2,087)
Net Income (GAAP)	$5,186	$3,997	$3,265	$9,183	$5,862

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.